FREE WRITING PROSPECTUS Dated April 27, 2011	Filed Pursuant to Rule 433 Registration No. 333-152253 Registration No. 333-152253-02

$716.76mm World Omni Auto Lease 2011-A

Jt-Leads: BofAML (struc), DB, MS

CL	SIZE-MM	WAL	M/F	PWIN	L. FINAL	BENCH SPREAD	YLD	CPN	$PRICE
A1	$99.210	0.32	P1/F1+	1-6	4/16/12	ILib -1	0.30137	0.30137	100.00000
A2	$249.050	1.20	Aaa/AAA	6-22	10/15/13	EDSF +35	0.818	0.81	99.99210
A3	$249.450	2.12	Aaa/AAA	22-29	10/15/14	ISwp +60	1.498	1.49	99.99299
A4	$86.660	2.58	Aaa/AAA	29-33	9/15/16	ISwp +65	1.792	1.78	99.98650
B	$32.390	2.90	Aa2/AA	33-35	12/15/16	ISwp +80	2.112	2.10	99.99215

TICKER:	WOLS 11-A
REGISTRATION:	Public
EXPECTED SETTLE:	5/05/11
EXPECTED RATINGS:	Moodys/Fitch
FIRST PAY DATE:	6/15/11
PXG SPEED:	75% PPC to 10% Call
EXPECTED TIMING:	Priced
ERISA ELIGIBLE:	YES
BILL & DELIVER:	BofAML
CUSIPS:	A1 98158N AA1
A2 98158N AB9
A3 98158N AC7
A4 98158N AD5
B 98158N AE3

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (800) 294-1322.